SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) by and among DR. QUN YI ZHENG, an individual residing  at 6 Foxhill Drive, Wayne, New Jersey 07470 (hereinafter referred to as the “Employee”), KENT FINANCIAL SERVICES, INC. and KENT INTERNATIONAL HOLDINGS, INC. (formerly known as Cortech, Inc.), their affiliates, parent company, predecessors, successors or assigns, and their respective officers, including but not limited to Paul O. Koether, directors, trustees, representatives, agents and Employees, and any of their subsidiaries, and all entities associated or affiliated with Paul Koether, including their respective officers, directors, trustees, representatives and Employees (hereinafter referred to as the “Company”), and PAUL KOETHER, individually.

RECITALS

The Employee desires to resign and the Company is prepared to offer severance to the Employee,

NOW, THEREFORE, the parties agree as follows:

1.           As of August 31, 2007, the Company agrees to release the Employee from his obligations under a certain Employment Agreement dated November 1, 2005, attached as Exhibit 1, including but not limited to, the covenant not to compete contained in Paragraph 8 of the Employment Agreement.

2.           The Employee will continue to have the use of a certain Mercedes Benz automobile, leased for him by the Company under Paragraph 3.5 of the Employment Agreement including all auto insurance payments, until February 23, 2008.  The Employee shall also be permitted to keep his laptop computer and printer.

3.           In full satisfaction of all other financial obligations or emoluments which may be or are owed to the Employee under Paragraphs 3, 4, 5 and 6 in the Employment Agreement, the Employee agrees to accept the sum of One Hundred Thirty Thousand Dollars ($130,000.00), less appropriate state and federal payroll withholdings and taxes, in a lump sum, to be paid to the Employee on or before August 31, 2007.  The Company further agrees to assign to Employee all present  contracts with Shering Plough totaling approximately $6,000.00.

4.           In return for release from Paragraph 8 of the Employment Agreement, retention of the automobile until February 23, 2008, and the payment recited in Paragraph 3, the Employee agrees that he will resign, effective August 31, 2007, from all officer positions and all directorship positions in the Company.

5.           The Employee hereby releases, gives up, waive, and forever discharges the Company from any and all claims or liabilities of whatever kind or nature, that he has ever had or which he now has, known or unknown, including, but not limited to, any claim for attorneys’ fees and any claim which could be asserted now or in the future under (a) the common law, including, but not limited to theories of tort or contract (express or implied), defamation, or violation of public policy; (b) any policies, practices, or procedures of the Company; (c) any federal, state or local law, statute or regulation expressly including, but not limited to: Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000(e) etseq., The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 etseq., the Americans With Disabilities Act, 42 U.S.C. §12101 etseq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 etseq., the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, etseq., the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 etseq., the Family and Medical Leave Act, 29 U.S.C. §2601 etseq., the Equal Pay Act, 29 U.S.C. §206(d) etseq.; the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1 etseq., and/or the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a etseq.; (d) any contract of employment, expressed or implied; (e) any provision of the Constitution of the United States, the State of New Jersey or any other state; (f) any and all claims or actions for attorneys’ fees or costs; and (g) any provision of any other law, common or statutory, of the United States, New Jersey, or any other state.  This Release does not apply to claims that may arise after the date this Release is signed, any claim for vested benefits under a benefit plan maintained by the Company, or claims that cannot be released as a matter of law.  In the event that any state or federal administrative agency files or processes a charge or action on my behalf, he hereby waives any and all rights he may have to recover any monies or any other thing of value from any proceeding arising from the charge or action.

6.           The Company hereby releases, gives up, waives and forever discharges the Employee from any and all claims or liabilities of whatever kind or nature that the Company has ever had or which it now has, known or unknown, including but not limited to, any claim for attorneys’ fees and any claim which could be asserted now or in the future.

7.           The Employee agrees not to make any defamatory, disparaging, critical or negative statements concerning the Company or any of its respective predecessors, successors and assigns, as well as its past or present officers, directors, agents, representatives or employees, as well as their successors and assigns, heirs, executors, and personal or legal representatives, including Paul Koether.

8.           The Company agrees not to make any defamatory, disparaging, critical or negative statements concerning the Employee.

9.           The Company and the Employee are bound by this Agreement.  Anyone who succeeds to his rights and responsibilities, such as his heirs or the executor of his estate, is also bound.

10.         This Agreement contains the sole and the entire agreement between the Employee and the Company, and completely and fully supersedes and replaces any and all prior contracts, agreements, discussions, representations, negotiations, understandings and any other communications between the parties relating to the subject matter hereof.  He represents and acknowledges, in signing this Agreement that he has not relied upon any representation or statement not set forth in this Agreement made by the Company or its representatives with regard to the subject matter of this Agreement.  No other promises or agreements will be binding unless in writing, signed by the parties hereto, and expressly stated to represent an amendment to this Agreement.

11.         BY SIGNING THIS AGREEMENT, THE EMPLOYEE STATES THAT:  He has the right to consult with an attorney of his choice at his expense prior to signing it.  He acknowledges that he has carefully read this Agreement, fully understand it and is signing it voluntarily.  He understands and knows that he is giving up important rights, and that he is giving up any such rights or claims in exchange for payments to which he is not already entitled.  By signing below, he also acknowledges that he was given up to twenty-one (21) days from the date he received this Agreement to make up his mind about signing it.  If he signs it sooner, it is because he has decided that he did not need the additional time.  He understands that he has seven (7) days after signing this Agreement and Release to revoke his acceptance of it.  If he does not advise Paul O. Koether, Kent Financial Services, Inc. and Kent International Holdings, Inc., 211 Pennbrook Road, P.O. Box 97, Far Hills, New Jersey 07931 in writing, within such seven (7) day period of his intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven (7) days.  Accordingly, this Agreement and Release will not become effective or enforceable until the seven-day revocation period has expired.

Signature of Witness	Date	Dr. Qun Yi Zheng	Date

KENT FINANCIAL SERVICES, INC.
and
KENT INTERNATIONAL
HOLDINGS, INC.

Date:		By:
Paul O. Koether
Chairman of the Board

Date:
Paul O. Koether, Individually